Calculation of Filing Fee Tables
S-8
VERIZON COMMUNICATIONS INC
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common Stock, par value $.10 per share	Other	95,000,000	$ 46.40	$ 4,408,000,000.00	0.0001381	$ 608,744.80
Total Offering Amounts:						$ 4,408,000,000.00		$ 608,744.80
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 608,744.80
Offering Note
[1]	(1) This registration statement also relates to an indeterminate number of shares of Verizon Communications Inc., a Delaware corporation ("Verizon"), common stock, par value $0.10 per share (the "Common Stock"), that may be issued as a result of one or more adjustments under the Plan to prevent dilution resulting from one or more stock splits, stock dividends or similar transactions. (2) Estimated pursuant to paragraphs (c) and (h) of Rule 457 solely for the purpose of calculating the registration fee, based upon the average of the reported high and low sales prices for a share of Common Stock on July 30, 2026, as reported on the New York Stock Exchange.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims
Fee Offset Sources